Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-10 and related Short Form Base Shelf Prospectus of High Tide Inc. for the registration of common shares, warrants, units, subscription receipts and debt securities of up to $100 million of our report dated January 30, 2023 with respect to the consolidated financial statements of High Tide Inc. as of and for the years ended October 31, 2022 and 2021 included in its Annual Report on Form 40-F filed with the Securities and Exchange Commission.

Calgary, AB	/s/ Ernst & Young LLP

July 20, 2023	Chartered Professional Accountants